Exhibit 10.5

SENIOR SECURED NOTE PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of September 26, 2007, (this “Agreement”) is entered into by and among PDG, P.A., a Minnesota professional association (the “Company”), Nick Swenson, an individual residing in Minnesota (the “Initial Investor”), and any other person or entity who hereafter executes a counterpart signature page (“Counterpart”) to this Agreement in the form of Schedule I as an “Additional Investor” on or prior to the Closing Date (as defined below) (the Initial Investor and Additional Investors are collectively referred to as the “Investors” and, individually, as an “Investor”).

RECITALS

A.       On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to each Investor, a secured promissory note for up to the original principal amount set forth in Schedule II hereto (in the case of the Initial Investor) or the applicable Counterpart (in the case of each Additional

Investor).

B.        Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                     The Secured Notes.

1.1      Issuance of Notes. At the Closing (as defined below), the Company agrees to issue and sell to each of the Investors, and, subject to all of the terms and conditions hereof, each of the Investors severally agrees to purchase a secured promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) for up to the original principal amount set forth in Schedule II hereto (in the case of the Initial Investor) or the applicable Counterpart (in the case of each Additional Investor) hereto by delivery of a check in the amount of each Investor’s share of the initial Tranche (the “Purchase Price”), and each Investor’s agreement to pay his or her share of each subsequent Tranche, as set forth in Section 1.3 of this Agreement. The purchase and sale of the Notes will be several and not joint. Each of the Notes shall constitute indebtedness against the Company and will be registered in such Investor’s name in the Company’s records.

1.2       Closing. Subject to satisfaction or waiver of the conditions set forth in Sections 6 and 7, the sale and purchase of the Notes shall take place in a single closing (the “Closing”) to be held at the offices of the Company’s attorneys, Larkin Hoffman Daly & Lindgren Ltd., 7900 Xerxes Avenue South, Suite 1500, Bloomington, Minnesota, at 10:00 a.m. on Friday, October 12, 2007 (the “Closing Date”). At the Closing, the Company will deliver to each Investor the respective Note to be purchased by such Investor in the original principal amount set forth opposite such Investor’s name on Schedule II hereto (in the case of each Initial Investor) or the applicable Counterpart (in the case of each Additional Investor), and each Investor will deliver his or her Purchase Price in exchange for such Note. In addition, the Company and Nick Swenson, as agent for all Investors, shall execute and deliver a security agreement in the form attached as Exhibit B hereto (the “Security Agreement”), securing each of the Notes by a first lien on all existing and after acquired real and personal, tangible and intangible assets and property of the Company.

1.3       Commitments and Tranches.

(a)	The Initial Investor agrees to pay a minimum of One Million Six Hundred Thousand Dollars ($1,600,000) to the Company pursuant to the Initial Investor’s Note, so long as Additional Investors agree to pay a minimum of Six Hundred Thousand Dollars ($600,000) to the Company (collectively, the “Minimum Investments”). The Minimum Investments shall be due and payable to the Company by the Investors as set forth on Schedule III attached hereto; provided, however, that the amounts shown on Schedule III for the Additional Investors are aggregate amounts. The amount actually owed by each Additional Investor shall be a fraction of such aggregate amount, the numerator of which shall be the original stated principal amount of each Additional Investor’s Note (as determined pursuant to Section 1.3(c) below) and the denominator of which shall be the aggregate amount of all Notes issued to Additional Investors (such fraction, with respect to each Additional Investor, shall be such Additional Investor’s “Pro Rata Share”).

(b)	Upon and to the extent of the request(s) of the Company, the Initial Investor agrees to pay up to an additional Five Hundred Thousand Dollars ($500,000) to the Company (“Additional Initial Investor Investment”), in addition to his Minimum Investment. The Company may request up to one-half (1/2) of the total Additional Initial Investor Investment for payment on January 1, 2008 (the “January Additional Investment”), and may request an amount up to the remaining unpaid Additional Initial Investor Investment for payment on February 1, 2008 (the “February Additional Investment”). (For sake of clarity, if the Company does not request any January Additional Investment, the amount of the February Additional Investment may be up to $500,000.) Any request for payment shall be made in writing delivered to the Initial Investor at least five (5) days prior to the intended payment date.

(c)	Upon and to the extent of the request(s) of the Company, the Additional Investors, collectively, agree to pay an additional amount to the Company up to an aggregate amount equal to the difference between One Million Dollars ($1,000,000) and the total Additional Initial Investor Investment requested by the Company and paid by the Initial Investor (such difference, is referred to as the “Discretionary Investment”). Each Additional Investor agrees to pay to the Company the Additional Investor’s Pro Rata Share of the total available Discretionary Investment. The original stated principal amount of each Additional Investor’s Note shall equal such Additional Investor’s Pro Rata Share of the Minimum Investment plus such Additional Investor’s Pro Rata Share of the Discretionary Investment, assuming no Additional Initial Investor Investment (i.e., it will be the Additional Investor’s Pro Rata Share of the maximum aggregate investment by the Additional Investors hereunder of $1,600,000).

(d)	Under no circumstances shall (i) the sum of any Discretionary Investment for payment on or before January 1, 2008, and the amount of the January Additional Investment, if any, exceed Two Hundred Fifty Thousand Dollars ($250,000), (ii) the sum of the total Additional Initial Investor Investment and the aggregate Discretionary Investment exceed One Million Dollars ($1,000,000), and (iii) the sum of the total Minimum Investments, total Additional Initial Investor Investment, and total Discretionary Investment exceed Three Million Two Hundred Thousand Dollars ($3,200,000).

(e)	All payments of the Investors required under this Agreement and the Notes are subject to the condition that there is then no Event of Default.

1.4      Payments. The Company will make all payments due under the Notes and this Agreement by issuance of Company checks mailed on or before the date such payment is due to the address for such purpose specified for each Additional Investor on Schedule II hereto (in the case of the Initial Investor) or the applicable Counterpart (in the case of each Additional Investor), or at such other address as an Investor or other registered holder of a Note may from time to time direct in writing. The Company may also agree with any Investor to make any such payments by wire transfer.

2.                     Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used for general corporate purposes.

3.                     Representations and Warranties of the Company. A Schedule of Exceptions is attached hereto as Schedule IV. Except as set forth on the Schedule of Exceptions, the Company hereby represents and warrants to the Investors that the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on the day of Closing:

3.1       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Security Agreement (this Agreement and the Security Agreement together, the “Agreements”), to issue and sell the Notes, and to perform its obligations pursuant to the Agreements and the Notes. The Company is presently qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted or proposed to be conducted (a “Material Adverse Effect”).

3.2      Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3      Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company hereunder and thereunder at the Closing and, the authorization, sale, issuance and delivery of the Notes, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

3.4       Agreements; Action.

(a)	There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b)	There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve obligations (contingent or otherwise) of, or payments by the Company in excess of, $10,000 other than in the ordinary course of the Company’s business.

(c)	The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)	For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.5       Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the officers, directors, key employees or stockholders of the Company or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than passive investments in publicly traded companies (representing less than 15% of such company) which may compete with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

3.6      Title to Properties and Assets; Liens. The Company has good and marketable title to its properties and assets, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) liens incurred pursuant to the Security Agreement in connection with the present financing, (ii)liens for current taxes not yet due and payable, (iii) minor liens imposed by law and incurred in the ordinary course of business for obligations not past due, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a Material Adverse Effect, and which have not arisen otherwise than in the ordinary course of business. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(iv) above.

3.7      Compliance with Other Instruments. Except where properly waived, the execution and delivery of the Agreements and the Notes by the Company, and the performance by the Company of its obligations pursuant to the Agreements and the Notes, will not result in any violation of, or conflict with, or constitute a default under, the Company’s Articles of Incorporation or Bylaws, each as amended to date, or any of its agreements, nor, to the Company’s knowledge, result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company, other than in favor of the Investors pursuant to the Security Agreement, or (i) result in a breach or violation of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any encumbrance upon the capital stock or assets of the Company pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body or other third party pursuant to, any applicable law, statute, rule or regulation or any agreement or instrument or any order, judgment or decree to which the Company is subject or by which any of its assets are bound, except those that been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner after the Closing. The Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of any right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions.

3.8      Litigation. To the Company’s knowledge, there are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court or governmental agency that questions the validity of the Agreements or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a Material Adverse Effect or result in any change in the assets, conditions, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company nor is the Company aware that there is any basis for any of the foregoing.

3.8      Laws and Permits. The Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would have a Material Adverse Effect, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

3.9       Tax Returns and Payments. The Company is a C corporation for purposes of federal and state income taxes. The Company has timely filed all tax returns (federal, state and local) required to be filed by it with appropriate federal, state and local governmental agencies, except where the failure to do so would not have a Material Adverse Effect. These returns and reports are true and correct in all material respects. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

3.10    Employees. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.

3.11     Corporate Documents. The copy of the minute books of the Company available for review by Investors’ counsel contains complete and correct minutes of all duly called meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes completely and accurately in all material respects.

4.                     Representations and Warranties of Investors. Each Investor, severally and not jointly, in consideration of the Company’s offer to sell the Notes and upon the acquisition of the Notes, represents and warrants to the Company as follows:

4.1       Authorization.

(a)	Such Investor has all requisite power and authority to execute and deliver the Agreements, to purchase a Note hereunder for the amount subscribed, and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b)	The Agreements, when executed and delivered by or on behalf of the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity. Without limiting the foregoing, by executing and delivering this Agreement, each Additional Investor authorizes the Initial Investor to act for and on behalf of the Additional Investor as provided in the Security Agreement.

(c)	No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.2      Tax Advisors. Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements and the Notes.

4.3       Investment Representations and Warranties.

(a)	Information About the Company - The Investor has obtained all information about the Company that the Investor believes relevant to the decision to purchase the Note. The Investor has also had the opportunity to ask questions of, and receive answers from, the Company or an agent or a representative of the Company concerning the terms and conditions of the investment and the business and affairs of the Company, and to obtain any additional information necessary to verify such information, and the Investor has received such information concerning the Company as the Investor considers necessary or advisable in order to form a decision concerning an investment in the Company. The Investor acknowledges and understands that any information provided about the Company’s future plans and prospects is uncertain and subject to all of the uncertainties inherent in future predictions, understands that this investment involves a high degree of risk, and is able to bear that risk. The Investor also understands that this transaction has not been scrutinized by the United States Securities and Exchange Commission (the “Commission”) or by any state agency or other authority.

(b)	Residency - The Investor is a citizen of the United States, a resident of the State of Minnesota, and over eighteen (18) years of age.

(c)	Investment Experience - The Investor understands that the purchase of the Note involves a high degree of risk, including the risk of loss of all investment in the Company. The Investor is experienced and knowledgeable in financial and business matters generally and as an investor in securities of companies in the development stage. The Investor further acknowledges that the Investor can bear the economic risk of this investment in the Note, that the Investor is capable of evaluating the merits and risks of this investment in the Note and protecting the Investor’s interest in connection with this investment, and that the Investor believes that an investment in the Note is appropriate and suitable for the Investor.

(d)	Relationship with Company - The Investor (i) is a director or executive officer of the Company; (ii) has a preexisting personal or business relationship with the Company or one or more of its directors, officers or control persons; or (iii) by reason of the Investor’s business or financial experience, or by reason of the business or financial experience of the Investor’s financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, is capable of evaluating the risks and merits of this investment and of protecting the Investor’s own interests in connection with this investment

(e)	No General Solicitation - To the best knowledge of the Investor, the Notes hereby subscribed for were not advertised for sale to the general public in any publication or by any other media or by mail or telephone.

(f)	Accredited Status - The Investor is knowledgeable regarding the definition of an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and qualifies as an accredited investor thereunder.

(g)	Investment Purpose — The Investor acknowledges that the Notes have not been registered under the Securities Act or any state law and will be issued to the Investor in reliance on Investor’s agreements, representations and warranties set forth herein. The Investor shall sell, assign, or transfer the Notes only in compliance with this Agreement, the Securities Act and applicable state law.

5.                     Covenants of the Company and Investors.

5.1      Issuance of Superior Debt; Subordination of Rights; Release of Security Interest.

(a)	Except as set forth in the following sentence, after the Closing the Company shall not issue additional debt superior to the Notes. Notwithstanding the foregoing, the Company may issue an amount of debt superior to the Notes (“Superior Debt”) up to an amount equal to 4.75 times the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization, calculated in accordance with generally accepted accounting principles (“GAAP”)) for the most recent twelve month period, determined monthly on a rolling basis. This figure will be calculated each month.

(b)	In connection with any Superior Debt, upon request of the Company, the Investors shall subordinate their rights under this Agreement, the Notes, and the Security Agreement to the person(s) lending such Superior Debt, and shall execute such subordination agreements and other documents evidencing such subordination, on such terms as the Company and such lender(s) may reasonably request. If any Additional Investor refuses or fails to timely deliver any such subordination agreement or other document, the officers of the Company shall have the right and power to execute the same for, in the name, and on behalf of such Additional Investor, without any liability to such Investor.

(c)	If the party or parties providing any Superior Debt financing to the Company require, following commercially reasonable efforts by the Company to have such party or parties to accept a subordinated security interest in the Company’s assets, that the Investors agree to terminate the Security Agreement and release their security interest in the Company’s assets as a condition to closing the Superior Debt, the Company shall notify the Investors in writing of such requirement, and the Security Agreement will be terminated and the security interest described therein released upon the written consent of Investors holding Notes representing, in the aggregate, a majority of the total outstanding principal balance of all notes then outstanding (determined on the basis of the amount then advanced to the Company, not the maximum amount of the Notes) (a “Majority in Interest of the Investors”); provided, however, that in all cases a Majority in Interest of the Investors must also include the Initial Investor or permitted assignees/transferees of the Initial Investor holding, in the aggregate, a majority of the total outstanding principal balance of the Note originally issued to the original Initial Investor hereunder (determined on the basis of the outstanding principal amounts owed under Note or replacement Notes issued pursuant to Section 8.5 of this Agreement).

5.2      Sale or Change of Control of the Company. After the Closing and without the prior written consent of a Majority in Interest of the Investors, the Company shall not affect a change of control of the Company, whether occurring through merger, sale of assets or stock, exchange of securities or otherwise. With respect to any sale of stock, merger or exchange, a change of control shall mean any transaction or series of related transactions following which the stockholders of the Company immediately prior to the closing of such transaction cease to directly and beneficially own, in the aggregate, a majority of the Company’s voting securities on a fully diluted basis.

5.3      Financial Information. So long as any amount is due and owing under the Notes, the Company will deliver to the Investors within thirty (30) days of the end of any quarter, an income statement and balance sheet showing year to date and a comparison for the same period last year. The Initial Investor shall have the right to audit the Company’s books upon reasonable notice no more than once each twelve months at its own expense (provided that if the audit shows a an underpayment of more than 5% of the interest owed to the Investors under the Notes, then the Company shall reimburse the cost of the audit). An officer of the Company shall certify such financials.

5.4      Release of Noncompete Agreements. All doctors employed by the Company are and shall continue, except as provided below, to be bound by a noncompete agreement in favor of the Company. The Company shall not revise the noncompete provisions of any such agreement with any of its doctor-employees, or release any doctor-employee from any such noncompete provisions, without the prior written consent of a Majority in Interest of the Investors.

5.5      Special Rights of Initial Investor. After the Closing, and until the Note issued to the Initial Investor have been paid in full, the Initial Investor shall have the following rights:

(a)	Right of First Negotiation. If the Company desires to issue any additional debt, whether or not the additional debt is Superior Debt, but excluding any debt issued to a shareholder of the Company in connection with the redemption of such shareholder’s shares of stock in the Company, the Company shall notify Nick Swenson in writing of such desire. Nick Swenson shall then have a right of first negotiation with the Company to negotiate the possible investment of additional funds to satisfy the Company’s desire to raise additional funds. The parties agree to negotiate in good faith any such possible additional investment; provided, however, that the Company shall not be obligated to accept any proposal or terms offered by Nick Swenson. After a reasonable period of time, not to exceed fifteen days, the Company shall be free to pursue other financing opportunities, including, but not limited to, the issuance of Superior Debt, but subject to the covenants, terms and conditions set forth in this Agreement, the Notes, and the Security Agreement. The rights of Nick Swenson under this Section 5.5(a) may be assigned by him, and only by him, once to a single assignee designated by him in writing and delivered to the Company.

(b)	Contingent Interest. In consideration for the significant investment being made by the Initial Investor alone, the Company shall pay the Initial Investor, as additional interest, an amount equal to twenty percent (20%) of any Net Damages (as defined below) received by the Company. “Net Damages” shall mean the amount of cash damages awarded to and received by the Company in connection with the pending litigation between the Company, Dental Specialists of Minnesota, P.A., American Dental Partners, Inc. and PDHC, Ltd., excluding (i) amounts awarded and intended to be a return of Company funds or other assets, and (ii) Two Million Five Hundred Thousand Dollars ($2,500,000). Any amount payable to the Initial Investor pursuant to this subsection shall be due and payable within five (5) business days after the Company actually receives, in cash, the Net Damages.

5.6       Consent by Investors. Each Investor, including any permitted assignee or transferee of an Investor, but excluding Nick Swenson and any entity directly or indirectly controlled by Nick Swenson personally, agrees that he, she or it shall not unreasonably delay, condition or withhold any consent or approval that is requested or required of such Investor under this Agreement or the Security Agreement. In the event a consent is requested after December 31, 2009 by the Company of a Majority in Interest of the Investors pursuant to this Agreement, such consent shall be deemed to be given by any Investor that fails to respond to the Company within ninety (90) days of the Company having sent to such Investor a request for consent to the Investor’s last known address on the books and records of the Company. This Section 5.6 shall not apply to any consent contemplated pursuant to Section 8.1 below.

6.             Conditions to Closing of the Investors. Each Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

6.1       Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall have been true and correct when made, and shall be true and correct in all material respects on the Closing Date.

6.2      Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

6.3       Transaction Documents. The Company shall have duly executed and delivered to the Investors the following documents: this Agreement, the Security Agreement and each Note issued hereunder.

6.4      Consents, Permits and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing). Without limiting the foregoing, Signature Bank shall have terminated and released its security interest in the Company’s assets.

6.5      UCC filing. The Company shall have filed or shall agree to file within one business day after the Closing a UCC financing statement, in a form reasonably satisfactory to the Investors, listing the Investors as secured lenders (which may be satisfied by listing the Initial Investor, as agent for all Investors under this Agreement).

6.6      Expense Reimbursement. The Company shall have reimbursed Investors’ counsel’s fees and expenses in accordance with Section 8.3 of this Agreement.

6.7      Minimum Investment. The Company shall have received Counterparts from Additional Investors committing to pay a minimum of Six Hundred Thousand Dollars ($600,000) to the Company pursuant to this Agreement and the Notes.

7.             Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

7.1      Representations and Warranties. The representations and warranties made by the Investors in Section 4 hereof shall be true and correct when made, and shall be true and correct in all material respects on the Closing Date.

7.2       Purchase Price. Each Investor shall have delivered to the Company the Purchase Price in respect of the Note being purchased by such Investor referenced in Section 1.1 hereof.

8.             Miscellaneous.

8.1      Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and a Majority in Interest of the Investors. Any such amendment so approved shall be binding upon all parties to this Agreement, including without limitation all Investors.

8.2      Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law provisions of the State of Minnesota or of any other state.

8.3      Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Closing is effected, the Company shall reimburse the reasonable documented fees of and expenses of Renaissance Law Group, P.A., counsel to the Investors, such amount not to exceed $10,000. In the event an Investor fails to pay any amount owed to the Company when due, such Investor shall owe the Company interest on such amount at the rate provided for in the Notes. In addition, under the foregoing circumstances, or if any Investor fails to execute any document reasonably requested of it in connection with the subordination required pursuant to Section 5.1 of this Agreement, the Investor shall pay all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the Company in enforcing its rights under this Agreement against such Investor.

8.4       Successors and Assigns; Right to Prepay Notes Issued to Additional Investors.

(a)	Except as provided in this Section 8.4(a) or in Section 8.4(b) below, neither this Agreement nor any rights, duties and obligations hereunder or any Note, may be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company; provided, however, that the Initial Investor may assign and transfer his rights hereunder, including under his Note (except for his rights under Section 5.5(a) of this Agreement which may be assigned only once as provided by Section 5.5(a)), to any other person or entity so long as the assignee or transferee is not a competitor of the Company and so long as such assignment or transfer is in compliance with applicable federal and state securities laws. For purposes of this Agreement, a competitor of the Company shall include any person or entity directly or indirectly, through any affiliates or otherwise, engaged in the practice of dentistry or the business of managing dental clinics, including, but not limited to, American Dental Partners, Inc., PDHC, Ltd., and any of their subsidiaries, affiliates, directors, officers, or key employees, but shall not include any dentist actively employed by the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.

(b)	Right to Prepay Notes Issued to Additional Investors. Each Additional Investor hereby grants the Company the right to prepay any Note originally issued to an Additional Investor following such Additional Investor’s death, upon the terms and conditions hereinafter set forth. The Company shall have up to one hundred eighty (180) days following its receipt of actual notice of the death of an Additional Investor to pay all principal and all unpaid interest then accrued under such Note, whereupon the Note shall be cancelled. The Company shall be deemed to have actual notice of the death of an Additional Investor whenever an officer of the Company receives actual notice thereof. If the Company does not exercise its right of prepayment, then notwithstanding Section 8.4(a) above, the Note held by a deceased Additional Investor, and the related rights under this Agreement, may be transferred pursuant to the will or laws of intestacy applicable to such Additional Investor’s interest in the Note.

(c)	Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.5       Transfer and Replacement of the Notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. No Note may be assigned or transferred except as provided in Section 8.4. Prior to presentation of any Note for registration of transfer, the Company shall treat the person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in Section 8.4, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such person or persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

8.6       Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest of the Investors.

8.7     Entire Agreement. This Agreement (including all schedules and exhibits hereto), together with the Security Agreement, the Notes, and all Counterparts, constitute and contain the entire agreement among the Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

8.8       Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (a) if to an Investor, at such Investor’s address or facsimile number set forth in the Schedule II or such Investor’s Counterpart, as applicable, or at such other address as such Investor shall have furnished the Company in writing, or (b) if to the Company, marked “Personal and Confidential,” 1835 County Road C — West, Suite 245, Roseville, Minnesota 55113-1343, Attn: Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors in writing, with a copy to Larkin Hoffman Daly & Lindgren Ltd., Attn: Todd Freeman, Esq., 7900 Xerxes Avenue South, Suite 1500, Minneapolis, Minnesota 55431, Fax no. (952) 896-3333. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being deposited with an overnight courier service of recognized standing, (iv) four days after being deposited in the U.S. mail, first class with postage prepaid, or (v) if sent by facsimile, upon confirmation of facsimile transfer.

8.9       Severability of this Agreement. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor’s domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

PDG, P.A.

By:	/s/ [Illegible]
Name:
Title:

INITIAL INVESTOR:

/s/ Nick Swenson
Nick Swenson

SCHEDULE I

COUNTERPART SIGNATURE PAGE

FOR ADDITIONAL INVESTORS

The undersigned hereby agrees to be bound as an “Additional Investor” by and pursuant to that certain Senior Secured Note Purchase Agreement dated September     , 2007 (the “Purchase Agreement”), by and among PDG, P.A., Nick Swenson, and all other persons who have or hereafter execute a Counterpart signature page similar to this Counterpart. Unless otherwise defined herein, all capitalized terms used in this Counterpart shall have the same meanings as are set forth in the Purchase Agreement.

The undersigned Additional Investor further agrees as follows:

1.              The undersigned’s Pro Rata Share of the Minimum Investment is                            .

2.             The undersigned’s Pro Rata Share of the combined Minimum Investment and Discretionary Investment, assuming no Additional Initial Investor Investment, is                                 . This amount is the maximum amount of investment that may be made and required of the undersigned pursuant to the Purchase Agreement.

3.             The undersigned shall pay his or her Pro Rata Share of (a) the initial Tranche to the Company at the Closing, (b) the remainder of the Minimum Investment, and (c) any Discretionary Investment, all as provided in Section 1.3 of the Purchase Agreement.

4.             All payments on account of the Note issued to the undersigned, and all notices to the undersigned given pursuant to the Purchase Agreement, shall be sent to the following address or to such other address as the registered holder of the Note issued to the undersigned shall direct pursuant to Section 8.8 of the Purchase Agreement:

Attn:
Tel.: ( ) -
Fax: ( ) -

5.             The undersigned has read the Purchase Agreement, including but not limited to the representations and warranties made by the undersigned pursuant to Section 4 of the Purchase Agreement, and agrees to be bound thereby as an “Additional Investor” and “Investor”.

         The undersigned, intending to be legally bound hereby and by the Purchase Agreement, has executed and delivered this Counterpart effective as of the date indicated below. This Counterpart may not be revoked without the written consent of the Company.

ADDITIONAL INVESTOR:

Dated: ______________, 2007
(Signature)

(Print Name)

Accepted by the Company:

PDG, P.A.

By:
Name:
Title:
Date:

SCHEDULE II

INITIAL INVESTOR INFORMATION

By his execution of the Agreement, the Initial Investor agrees as follows:

1.             The Initial Investor’s Minimum Investment is $1,600,000. The maximum amount to be advanced by the Initial Investor is $2,100,000.

2.             The Initial Investor shall pay $550,000 to the Company at the Closing, and shall pay the remainder of the Minimum Investment as provided in Section 1.3 of the Purchase Agreement.

3.             All payments on account of the Note issued to the Initial Investor or otherwise due to the Initial Investor pursuant to the Purchase Agreement, and all notices to the Initial Investor given pursuant to the Purchase Agreement, shall be sent to the following address or to such other address as the registered holder of the Note issued to the undersigned shall direct pursuant to Section 8.8 of the Purchase Agreement:

2900 Thomas Ave S #2321
Minneapolis, MN 55416
Attn:	Nick Swenson
Tel.:	(612) 703 - 2292
Fax:	( ) ___-____

4.             The Initial Investor has read the Purchase Agreement, including but not limited to the representations and warranties made by the Initial Investor pursuant to Section 4 of the Purchase Agreement, and agrees to be bound thereby as an “Initial Investor” and “Investor”.

SCHEDULE III

MINIMUM INVESTMENTS

Payment Date	Initial Investor	Additional Investors (collectively)
October 12	$550,000	$200,000
November 1	$360,000	$140,000
December 1	$360,000	$140,000
January 1	$330,000	$120,000
February 1
Total Minimum Investment	$1,600,000	$600,000

SCHEDULE IV

SCHEDULE OF EXCEPTIONS TO

COMPANY REPRESENTATIONS AND WARRANTIES

Exception to all Representations and Warranties:

•	The Company’s execution and delivery of the Security Agreement and the Notes violates certain loan covenants the Company has with Signature Bank, and the Company’s assets are subject to a security interest in favor of Signature Bank. While the Company’s line of credit with Signature Bank will remain in place, Signature Bank will terminate and release its security interest in the Company’s assets prior to the Closing.

•	The Company is presently engaged in litigation with American Dental Partners, Inc. and PDHC, Ltd., the Company’s long-time management company. The results of this litigation are likely to have a material impact on the Company, whether positively or negatively.

Other Specific Exceptions:

•	Section 3.2 – The Company owns approximately 40% of the outstanding shares of Dental Specialists of Minnesota, P.A.

•	Sections 3.4 and 3.5 – The Company has employment agreements with its doctors and Peter Swenson. It also has committed to benefit plans for the benefit of its employees. The Company is party to agreements with its shareholders relating to the redemption of its stock. The Company has loaned funds to some of its employees pursuant to revolving promissory notes. The Company and some employees have deferred their compensation. The Company has borrowed money from PDHC, Ltd. pursuant to the Service Agreement (as such term is defined below) and the Company has a loan outstanding with its rabbi trust.

•	Section 3.5 – A director of the Company is also a shareholder of Dental Specialists of Minnesota P.A., an affiliate of the Company.

•	Section 3.6 – The Company obtains the use of substantially all of the assets used in its business pursuant to the Amended and Restated Service Agreement dated January 1, 1999, as amended, to which it is a party with PDHC, Ltd. (“Service Agreement”).

•	Section 3.7 – PDHC, Ltd. has claimed that the granting of a security interest by the Company violates the Service Agreement.

•	Section 3.8 – Due to ongoing breaches by PDHC, Ltd. of the Service Agreement, the Company’s current relationship with PDHC, Ltd. has resulted in violations by the Company of various federal and state laws, including those relating to patient information, enabling the unlawful practice of dentistry and qualified retirement plans. The Company, through its litigation with PDHC, Ltd. and other means, is attempting to rectify all such violations as soon as such violations are identified.

•	Section 3.9 – Due to incorrect accounting and treatment of certain items by PDHC, Ltd., the Company does have exposure for sales and income taxes of an undetermined amount. None of these issues have arisen in recent audits by taxing authorities.

•	Section 3.10 – Peter Swenson and all doctors employed by the Company are subject to, and receive the benefit of, employment agreements which include noncompete restrictions in favor of the Company.

Exhibit A

FORM OF NOTE

See attached.

PDG, P.A.

SENIOR SECURED PROMISSORY NOTE

Maximum Investment Amount: «Note_Dollar_Amount» Minneapolis, MN	October 12, 2007

For Value Received, PDG, P.A., a Minnesota professional association (“Borrower”), hereby unconditionally promises to pay to the order of «LENDER» (“Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of «Note_Spelled_Amount» («Note_Dollar Amount»), or the aggregate principal amount advanced by Lender to Borrower pursuant to that certain Senior Secured Note Purchase Agreement dated September __, 2007, by and among Borrower, Lender, and other lenders thereunder (as the same may from time to time be amended, modified or supplemented or restated, the “Purchase Agreement”), whichever is less, together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Purchase Agreement.

This Note is one of a series of similar Notes executed and delivered in connection with the Purchase Agreement and the Security Agreement referenced therein (together, the “Loan Agreements”). Additional rights and obligations of the Lender and Borrower are set forth in the Loan Agreements. So long as the Borrower is not in Default as described in Section 7 of this Note, the Lender shall deliver to the Borrower the Minimum Investment under this Note in tranches according to the following schedule:

October 12, 2007
November 1, 2007
December 1, 2007
January 1, 2008

In addition, the Lender shall deliver additional amounts which may be required to be delivered by the Lender, if any, pursuant to Section 1.3 of the Purchase Agreement. The aggregate of all such tranches and additional amounts delivered to Borrower shall be the aggregate principal balance of this Note.

1.            Repayment. This Note shall mature on October 1, 2037 or, if earlier, upon the election of the Investors made pursuant to Section 8 below following the occurrence of an Event of Default. The holder hereof shall also have the right, upon not less than one hundred twenty (120) days prior written notice to Borrower, to accelerate the maturity of this Note and cause it to mature on a date that is 7, 10, 15 or 20 years after the date of this Note.

2.            Interest. Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full. Interest shall be paid quarterly, within fifteen (15) days after the end of each calendar quarter of Borrower (i.e., on April 15, July 15, October 15, and January 15 of each year), but with the first payment due April 15, 2008, for interest accrued through March 31, 2008. Interest shall be the greatest of:

2.1          14% per annum multiplied by the principal balance of this Note, based on actual days outstanding on the basis of a 365 or 366 -day year, as the case may be;

2.2           an amount equal to (calculated as of the end of the prior calendar year for the next calendar year, so for example, calculated as of the end of 2007 for interest accruing in 2008): (a) the Salary Factor (as defined below); multiplied by the (b) Average Dentist Compensation (as defined below); multiplied by (c) the Note Factor (as defined below); or

2.3           an amount equal to (calculated as of the end of the prior calendar year for the next calendar year, so for example, calculated as of the end of 2007 for interest accruing in 2008): (a) the Salary Factor; multiplied by (b) 20% of the Total Revenue (as defined below); divided by (c) the “Annual FTEs” (as defined below); multiplied by (d) the Note Factor (as defined below).

For purposes of this Note:

(i)             “Annual FTEs” shall mean, for a given year, the sum of the Individual FTEs for such year.

(ii)           “Average Dentist Compensation” shall mean, as to a year: all pre-tax salary, bonus or other payments paid by Borrower and its affiliates in such year to Employed Dentists (excluding non-cash benefits but not excluding elective salary reductions to a 401(k) plan); divided by the Annual FTEs for such year.

(iii)           “Employed Dentist”’ shall mean a general and specialty dentist employed by Borrower or its affiliates.

(iv)          “Individual FTEs” shall be calculated each year for each Employed Dentist as provided below. In the event an Employed Dentist has a change in his/her regular clinical schedule, then such Employed Dentist’s Individual FTE shall be separately calculated for each time period relating to each such schedule. “Individual FTE” for an Employed Dentist in a given year shall equal:

(a)  the number of hours per week that such Employed Dentist is regularly scheduled; divided by

(b) thirty-six (36); multiplied by

(c) the number of months (or portions thereof) during such year in which such Employed Dentist was employed pursuant to such schedule; divided by

(d) twelve (12).

(ii)            “Note Factor” shall mean the then-current principal balance of this Note divided by 1,000,000.

2.

(iv)         “Salary Factor” shall equal 140,000 divided by the Average Dentist Compensation for the year 2007. The Salary Factor will be calculated after the Borrower has final numbers for 2007, and will remain fixed.

(v)           “Total Revenue” shall mean the Borrower’s total net revenue as determined in accordance with GAAP, except that Total Revenue shall not include any damages or other consideration awarded or otherwise realized to the Borrower in connection with the pending lawsuit between the Borrower, Dental Specialists of Minnesota, P.A., American Dental Partners, Inc. and PDHC, Ltd. (the “PDHC Litigation”). “Net revenue” shall be gross revenues less any allowances, discounts, and bad debt expense.

The calculations and operation of the provisions of this Section 2 are illustrated in the examples attached hereto, and made a part hereof, as Exhibit A.

Notwithstanding the foregoing, interest for the period from the date of this Note through December 31, 2007, shall be determined pursuant to Section 2.1 above, without regard to Sections 2.2 or 2.3.

Upon the occurrence and during the continuance of any Event of Default, the principal balance of this Note may bear interest at the rate of one and a half times the normal rate, including after the commencement of, and during the pendency of, any bankruptcy or other insolvency proceeding, if the Investors so elect pursuant to Section 8 below.

3.             Secured Note. The full amount of this Note is secured by the collateral identified and described as security therefor in the Security Agreement. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the collateral against and take such other action as is necessary to remove, any Lien (as defined in the Security Agreement) on or in the collateral, or in any portion thereof, except as permitted pursuant to the Loan Agreements. The Security Agreement may be terminated and released as provided in the Loan Agreements.

4.             Prepayment. This Note may not be prepaid without the written consent of the Lender, except as otherwise provided in Section 8.4(b) of the Purchase Agreement.

5.             Place of Payment. All amounts payable hereunder shall be payable as directed by Lender pursuant to the Purchase Agreement.

6.             Application of Payments. Payment on this Note, if any, shall be applied first to expenses and costs payable hereunder, then to accrued interest, and thereafter to the outstanding principal balance hereof.

7.             Default. Each of the following events shall be an “Event of Default” hereunder:

(a)            Borrower fails to pay timely any of the principal amount or any accrued interest or other amounts due under this Note, providing that Borrower does not make such payment within five days after receiving written notice of such failure to pay;

3.

(b)           Borrower fails to generally pay its debts as they become due, or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c)           An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within 60 days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d)           Any material representation or warranty made by the Borrower herein or in the Loan Agreements shall prove to have been false or misleading in any material respect when made;

(e)           The Borrower is in default of any of its obligations under any Indebtedness in excess of $50,000 and such default is not waived or cured within any applicable cure period (excluding any amounts owing pursuant to the PDHC Litigation);

(f)            A judgment in the aggregate amount of at least $5,000,000 is rendered against the Borrower and is unsatisfied or unstayed for thirty (30) days;

(g)           In the event the outstanding balance of any Superior Debt as of the end of the month exceeds 4.75 times the Borrower’s then current twelve (12) month EBITDA, determined monthly on a rolling basis, for three (3) consecutive months or for six (6) months out of any period of twelve (12) consecutive months;

(h)           In the event of a breach of any covenant of Borrower listed in the Purchase Agreement and such breach is not cured within ten (10) days after written notice thereof; or

(i)            In the event that the interest rate calculated under Section 2 exceeds the maximum rate allowed under applicable law.

Borrower shall provide Lender with Prompt written notice of any Event of Default, other than a default described in Section 7(a) above.

“Indebtedness” means (i) all indebtedness for borrowed money, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations and (iv) any direct or indirect liability, contingent or otherwise, of the Borrower with respect to any indebtedness or other liability or obligation of another person, including without limitation, any such liability or obligation guaranteed, endorsed or co-made by the Borrower, but not including any checks or other negotiable instruments endorsed by Borrower in the ordinary course of its business.

8.             Remedies. Upon the occurrence and during the continuance of any Event of Default, for any Event of Default other than the Borrower being in bankruptcy, an amount equal to the principal balance of this Note then outstanding, plus all unpaid accrued interest thereon and all other amounts owing hereunder (collectively, the “Default Obligation”) shall, at the sole election of a Majority in Interest of the Investors, be immediately due, payable and collectible by Lender pursuant to applicable law, or at the election of such Majority in Interest of the Investors the interest rate shall be one and a half times the applicable rate. Any such election by a Majority in Interest of the Investors shall be binding on the holder hereof.

4.

9.             Cumulative Remedies. Lender’s rights and remedies under this Note and the Loan Agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver.

10.           Creditor’s Rights. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. The Borrower hereby acknowledges that the Lender shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys’ fees.

11.           Usury. All agreements between the Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Borrower for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law.

12.          Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

13.           Further Action. In the event that the interest is amended because of Section 11 above or the interest calculated under Section 2 exceeds the maximum rate allowed under applicable law, then the Borrower shall negotiate in good faith to negotiate a new note which meets the original intent of the parties.

14.          Amendment and Waiver. This Note may be amended, together with all similar Notes purchased pursuant to the Purchase Agreement, as provided in Section 8.1 of the Purchase Agreement, which amendment shall be binding upon the holder hereof.

15.           Transfer. This Note may be transferred only in accordance with Section 8.4 of the Purchase Agreement.

16.           Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any permitted holder hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

5.

BORROWER:

PDG, P.A.

By:
Name:
Title:

Signature Page to Senior Secured

Promissory Note

«Lender»

EXHIBIT A

CALCULATION AND OPERATION OF SECTION 2

Assume note with principal balance of		$1,600,000

Calculation of Salary Factor:

14% of 1,000,000 base		140,000
Average Dentist Compensation:
2007 Dentist Compensation
(*example only —not actual)	21,000,000

2007 Annual FTEs	104.8

Salary Factor		200,382
		0.6987

Interest Calculation (example using 2006 figures)

Greatest of:
Interest Amount
Section 2.1	14%	$224,000

Section 2.2
Salary Factor (from example above – not actual)		0.6987

Average Dentist Compensation:

Dentist Compensation for the year	20,081,612

Annual FTEs for the year	103.22	194,552

Note Factor:

Principal Balance of Note	1,600,000

base note amount	1,000,000	1.6	$217,494

7.

Section 2.3
Salary Factor (from example above – not actual)		0.6987

Total Revenue for the year	87,014,416

20%		17,402,883

Annual FTEs for the year		103.22

Note Factor		1.6	$188,481

Interest for Year (greatest amount)			$224,000

EXAMPLE OF ANNUAL FTE CALCULATION:

			Dr. Charles (Jan-	Dr. Charles (May-
Individual FTEs:	Dr. Able	Dr. Baker	Apr)	Dec)
hours per week in regular schedule	36	22	40	36
standard hours per week	36	36	36	36
months in the year under the schedule	12	12	4	8
total months in the year	12	12	12	12
Individual FTE	1.0	0.61	0.37	0.67

Annual FTEs	2.65

8.

Exhibit B

SECURITY AGREEMENT

See attached.

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Security Agreement” or the “Agreement”) is made and entered into as of October 12, 2007 (the “Effective Date”) by and between PDG, P.A., a Minnesota professional association (“Debtor”); and Nick Swenson (“Swenson”), as agent for all “Investors” (as defined in the Note Purchase Agreement defined below) (individually, a “Secured Party” and collectively, the “Secured Parties”). All capitalized terms used in this Security Agreement and not otherwise defined shall have the respective meanings ascribed to them in the Note Purchase Agreement (as defined below).

1.            Creation of Security Interest; Term and Termination.

(a)           Debtor hereby grants to the Secured Parties a security interest with superior priority to all other security interests (except for the Permitted Liens as such term is defined in Section 4(b) below) in the Collateral described in Section 2 of this Security Agreement to secure the prompt and complete performance and payment of all of the obligations of Debtor under the Senior Secured Note Purchase Agreement dated September 26, 2007 by and between Debtor and the Secured Parties (the “Note Purchase Agreement”) and all obligations and indebtedness of Debtor arising from the Notes (the “Secured Notes”) issued to the Secured Parties by the Debtor pursuant to the Note Purchase Agreement, and all obligations of the Debtor under this Security Agreement, including, but not limited to, the obligations and indebtedness of Debtor to the Secured Parties described in Section 3 (the Note Purchase Agreement, the Secured Notes, and this Security Agreement are collectively referred to as the “Loan Documents”) (collectively, the “Indebtedness” or “Secured Obligations”).

(b)           This Security Agreement is subject to Section 5.1 of the Note Purchase Agreement. This Security Agreement, and the security interest granted hereby, shall terminate upon the full performance, payment and satisfaction of all of the Indebtedness, or with the written consent of a Majority in Interest of the Investors. Until termination of this Agreement, the Secured Parties’ security interest in the Collateral, and all proceeds and products thereof, shall continue in full force and effect.

2.             Collateral. In order to secure the payment when due of any and all Indebtedness, Debtor hereby pledges to the Secured Parties and grants to the Secured Parties a security interest in and to the following properties (collectively, the “Collateral”):

(a)           All of Debtor’s inventory (as defined in the Minnesota Uniform Commercial Code (the “UCC”)), both now owned and hereafter acquired, including, without limitation, all goods, merchandise, raw materials, goods in process, finished goods and other tangible personal property both now owned and hereafter acquired by Debtor and held for sale or lease or furnished or to be furnished under contracts of service or used or consumed in Debtor’s business, and all proceeds thereof and any products made or processed from such inventory, as well as all additions and accessions thereto and substitutions and replacements for any thereof;

(b)            All of Debtor’s tangible personal property, both now owned and hereafter acquired, including, without limitation, all equipment, consumer goods, furniture, fixtures, machinery, operating equipment, assembly and production equipment, engineering and electrical equipment, and all proceeds of any thereof, including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Debtor or any computer bureau or service company from time to time acting for the Debtor, as well as all additions and accessions thereto and substitutions and replacements for any thereof;

(c)           All of Debtor’s intangible personal property, cash on hand and cash in, and deposits with, banks or other financial institutions, whether now owned or hereafter acquired, including, without limitation, all accounts, chattel paper, documents, instruments and general intangibles, as those terms are defined in the UCC in the local law of the jurisdiction where the Collateral is located, as in effect on the date hereof, all contracts, shares of stock, bonds, notes, evidences of indebtedness and other securities, bills, notes and accounts receivable, interests in life insurance policies, trademarks, trade names, patents, patent rights, copyrights, claims, credits, choses in action, licenses, permits, franchises and grants;

(d)           All awards in respect of any “Taking” (as used herein, a “Taking” shall mean a taking, conveyance or sale of all or any part of the Collateral or any interest therein or right accruing thereto, as a result of, or in lieu or anticipation of, the exercise of the right of appropriation, confiscation, condemnation or eminent domain);

(e)            All rents, income and issues arising from or in connection with, and all proceeds of, any of the foregoing; and

(f)            All other real, personal and mixed (tangible and intangible) property of every character and wherever situated, now owned and hereafter acquired (other than property that may be held by Debtor pursuant to leases) by Debtor.

3.             Payment Obligations of Debtor.

(a)           Debtor shall pay to the Secured Parties any sum or sums due or which may become due pursuant to the Secured Notes in accordance with the terms of the Secured Notes and the terms of this Security Agreement and any and all renewals, rearrangements or extensions of the Secured Notes and all of the obligations under the Note Purchase Agreement.

(b)            Debtor shall account fully and faithfully to the Secured Parties for proceeds from disposition of the Collateral in any manner and, following an Event of Default (as defined below) hereunder, shall pay or turn over promptly in cash, negotiable instruments, drafts, assigned accounts or chattel paper, all of the proceeds from each sale to be applied to Debtor’s Indebtedness to the Secured Parties, subject, if other than cash, to final payment or collection.

(c)            Following an Event of Default hereunder or under the Secured Notes or under the Note Purchase Agreement, Debtor shall pay to the Secured Parties on demand all reasonable expenses and expenditures (including, but not limited to, reasonable fees and expenses of legal counsel) incurred or paid by the Secured Parties in exercising or protecting its interests, rights and remedies under this Security Agreement, plus interest thereon at the rate set forth in the Secured Notes.

4.             Representations, Warranties and Agreements of Debtor. Debtor represents and warrants to the Secured Parties the following; the following are modified by and subject to the Schedule of Exceptions attached to the Note Purchase Agreement:

(a)            All information supplied and statements made by Debtor in any financial, credit or accounting statement or provided to the Secured Parties prior to, contemporaneously with or subsequent to the execution of this Security Agreement are and shall be true, correct, complete, valid and genuine in all material respects as of the date made.

(b)            Except for the security interests granted in this Security Agreement and the Permitted Liens, no financing statement covering the Collateral or its proceeds is on file in any public office and there is no lien, security interest or encumbrance (“Lien”) in or on the Collateral. “Permitted Liens” shall mean (1) such Liens which arise in Debtor’s ordinary course of business and both (i) do not materially impair the Debtor’s ownership or use of the Collateral and (ii) are junior to and do not adversely affect the security interests granted hereunder to the Secured Parties, and (2) any senior lien permitted in connection with “Superior Debt” pursuant to Section 5.1 of the Note Purchase Agreement.

(c)            The location where Debtor maintains its chief executive office is 1835 County Road C-West, Suite 245, Roseville, Minnesota 55113-1343. The Debtor represents and warrants that it has no subsidiaries or other entities through which it operates its business.

(d)            The Collateral shall remain in Debtor’s possession or control, as applicable, at all times at Debtor’s risk of loss until as authorized in writing by the Secured Parties.

(e)            Until an Event of Default, Debtor may use the Collateral in any lawful manner not inconsistent with this Security Agreement or with the terms or conditions of any policy of insurance thereon. The Secured Parties’ security interest shall attach to all proceeds of sales, licenses and other dispositions of the Collateral.

(f)            Debtor will provide the Secured Parties with prior written notice of any change in the location of its chief executive office as set forth in Section 4(c) of this Security Agreement and of any change in the domicile of Debtor.

(g)           Debtor shall pay prior to delinquency all taxes, charges, Liens and assessments against the Collateral except those Debtor is contesting in good faith and for which adequate accruals have been made, and upon Debtor’s failure to do so after ten days’ prior written notice, the Secured Parties may, at the option of the Secured Parties, pay any of them and the Secured Parties shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Such payment shall become part of the Indebtedness secured by this Security Agreement and shall be paid to the Secured Parties by Debtor immediately and without demand, with interest thereon at the rate set forth in Section 3(c) hereof.

(h)            Debtor will have and maintain insurance at all times with respect to all Collateral against risks of fire, theft and such other risks as the Secured Parties may reasonably require (but in no event shall Debtor be obligated to insure such collateral in an amount greater than the replacement value thereof), including extended coverage, and in the case of motor vehicles, including collision coverage. Within ten (10) days after the date hereof, Debtor shall amend such insurance policies to contain a standard mortgagee’s endorsement providing for payment of any loss to the Secured Parties and to provide for ten (10) days’ written minimum cancellation notice to the Secured Parties. Within a reasonable time after execution of this Security Agreement, Debtor shall furnish to the Secured Parties evidence of compliance with the foregoing insurance provisions. After the occurrence and during the continuance of an Event of Default, the Secured Parties may (i) act as attorney for Debtor in obtaining, adjusting, settling and canceling such insurance and endorsing any drafts drawn by insurers of the Collateral, and (ii) apply any proceeds of such insurance which may be received by it in payment on account of the obligations secured hereby.

(i)             Debtor shall, at its own expense, do, make, procure, execute and deliver all agreements and assurances as the Secured Parties, may at any time reasonably request to protect, assure or enforce the Secured Parties’ interests, rights and remedies created by, provided in or emanating from this Security Agreement, including with respect to filings with the Patent and Trademark Office. Debtor will execute financing statements and take whatever other actions are reasonably requested by the Secured Parties to perfect and continue the Secured Parties’ security interests in the Collateral. After the occurrence and during the continuance of an Event of Default, upon the request of the Secured Parties, the Debtor will deliver to the Secured Parties, any and all of the documents evidencing or constituting the Collateral (if applicable), and the Debtor will note the Secured Parties’ interests upon any and all of such documents if not delivered to the Secured Parties for possession by it. Debtor hereby agrees that a carbon, photographic, photostatic or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement where permitted by law.

(j)             Except in the ordinary course of business, Debtor shall not sell, lend, license, rent, lease or otherwise dispose of the Collateral or any interest therein except as authorized in this Security Agreement or in writing by the Secured Parties, which consent shall not be unreasonably delayed, conditioned or withheld, and Debtor shall keep the Collateral, including the proceeds thereof, free from unpaid charges, including taxes, and from Liens other than the Permitted Liens.

(k)            Debtor shall keep accurate and complete records of the Collateral and its proceeds.

(1)            Debtor is the owner of the Collateral free of all Liens, except for the Permitted Liens.

(m)           As to that portion of the Collateral which is accounts, Debtor represents, warrants and agrees with respect to each such account that:

(i)                The account arose from the performance of services by Debtor which have been performed or from the lease or the absolute sale of goods by Debtor in which Debtor had the sole and complete ownership, and the goods have been shipped or delivered to the account debtor.

(ii)               The account is not subject to any prior or subsequent assignment or Lien other than the Permitted Liens.

(iii)             The account is not subject to set-off, counterclaim, defense, allowance or adjustment other than discounts for prompt payment shown on the invoice, or to dispute, objection or complaint by the account debtor concerning its liability on the account, and the goods, the sale or lease of which gave rise to the account, have not been returned, rejected, lost or damaged.

(iv)             The account arose in the ordinary course of Debtor’s business. Debtor shall promptly give the Secured Parties written notice upon Debtor receiving actual notice of any bankruptcy or insolvency of any material account debtor.

(n)           All books or records relating to the Collateral are located at the Company’s chief executive office.

(o)           All of the Collateral is located in Minnesota.

(p)           No person or entity other than the Debtor, such as lessees, consignees, or warehousemen, has possession or is intended to have possession of any of the Collateral.

5.             Events of Default. Debtor shall be in default under this Security Agreement upon the happening of any condition or event set forth below (each, an “Event of Default”):

(a)            An Event of Default (as defined in the Secured Notes or the Note Purchase Agreement and subject to Secured Party’s right to increase the interest rate in lieu of repayment) or a material default under the Secured Notes or the Note Purchase Agreement, if such default shall continue unremedied for a period of ten (10) days following written notice of default by the Secured Parties to Debtor.

(b)            Default by Debtor in the punctual performance of any of the material obligations, covenants, terms or provisions contained or referred to in this Security Agreement, as amended, replaced or modified if such default shall continue unremedied for a period of ten (10) days following written notice of default by the Secured Parties to Debtor.

(c)           Any statement of the financial condition of Debtor or of any guarantor, surety or endorser of any liability of Debtor to a Secured Party submitted to a Secured Party by Debtor or any such guarantor, surety or endorser proves to be false in any material respect when made.

Debtor shall provide the Secured Parties with prompt written notice of any Event of Default, except for Events of Default arising out of Debtor’s failure to make any payments under the Secured Notes when due.

6.             Secured Parties’ Rights and Remedies.

(a)            Rights in Event of Default. In addition to any other rights which the Secured Parties may have at law or hereunder, upon the occurrence of an Event of Default, and at any time thereafter during the continuance thereof, the Secured Parties may:

(i)                Declare all obligations secured hereby immediately due and payable and the Secured Parties shall have the rights and remedies of a “secured party” under the applicable UCC, including, without limitation, the right to sell, lease or otherwise dispose of any or all of the Collateral and the right to take possession of the Collateral, and for that purpose the Secured Parties may enter any premises on which the Collateral or any part thereof may be situated and remove the same therefrom, so long as the same may be accomplished without a breach of the peace. The Secured Parties may require Debtor to assemble the Collateral and make it available to the Secured Parties at a place to be designated by the Secured Parties which is reasonably convenient to the Secured Parties and thereafter hold the Collateral absolutely free from any claim or right whatsoever, including any right or equity of redemption (statutory or otherwise) of the Debtor, and such demand, notice and right or equity being hereby expressly waived and released. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Secured Parties will send Debtor reasonable notice of the time and place of any public sale thereof or of the time after which any private sale or other disposition thereof is to be made. The requirement of sending reasonable notice shall be met if such notice is sent to Debtor at least ten (10) days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like shall include the Secured Parties’ reasonable fees and expenses (including, but not limited to, reasonable fees and expenses of legal counsel), and Debtor agrees to pay such reasonable fees and expenses, plus interest thereon at the rate set forth in Section 3(c) hereof. Debtor shall remain liable for any deficiency hereunder or under the Secured Notes;

(ii)               Notify the accounts of Debtor or obligors of any accounts, chattel paper, negotiable instruments or other evidences of indebtedness remitted by Debtor to the Secured Parties as proceeds to pay the Secured Parties directly;

(iii)              Execute, sign, endorse, transfer or deliver in the name of Debtor, notes, checks, drafts or other instruments for the payment of money and receipts, certificates of origin, applications for certificates of title or any other documents, necessary to evidence, perfect or realize upon the security interest and obligations created by this Security Agreement;

(iv)             Agree to discharge taxes and Liens at any time levied or placed on the Collateral, may pay for the insurance on the Collateral and may pay for the maintenance and preservation of the Collateral. Debtor agrees to reimburse the Secured Parties on demand for any payment made, or expense incurred by it pursuant to the foregoing authorization, plus interest thereon at the rate set forth in Section 3(c) hereof, and will indemnify and hold the Secured Parties harmless from and against liability in connection therewith; and

(v)              Remedy any default and may waive any default without waiving or being deemed to have waived any other prior or subsequent default.

(b)           Private Sale. The Secured Parties shall not incur any liability as a result of a private sale of the Collateral, or any part thereof, at any sale pursuant to this Section 6 conducted in good faith. Debtor hereby waives any claims against the Secured Parties arising by the reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Indebtedness, even if the Secured Parties accepts the first offer received and does not offer the Collateral to more than one offeree.

(c)            Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 6 are insufficient to cover the costs and expenses of such realization and the payment in full of the Indebtedness, Debtor shall remain liable for any deficiency.

(d)           Ratable Treatment of Secured Notes. Debtor hereby acknowledges and agrees that in terms of payments in respect of the Secured Notes and from the proceeds of any Collateral, each Secured Party shall be treated ratably in accordance with its share (the “Pro Rata Share”) of the aggregate dollar amount outstanding under the Secured Notes at any given time based upon a fraction, (i) the numerator of which shall be equal to the outstanding dollar amount of the Secured Notes held by such Secured Party at such time and (ii) the denominator of which shall be equal to the aggregate dollar amount outstanding under all of the Secured Notes at such time. Debtor shall execute and deliver such additional documents and take such additional action as may be necessary or desirable in the reasonable opinion of the Secured Agent (as defined below), on behalf of the Secured Parties, to effectuate the provisions and purposes of the provisions of Section 7 hereof.

7.             Intercreditor Arrangement.

(a)            The Secured Parties agree (i) as to the certain rights and priorities of each with respect to the Secured Obligations and with respect to their respective liens upon and security interest in the Collateral and (ii) as to provide for the orderly sharing between the Secured Parties of the proceeds of such Collateral upon any foreclosure thereon or other disposition thereof, to the intercreditor arrangement set forth in this Section 7.

(b)            Payments Held in Trust/Turnover, Application of Payments.

(i)                In the event that any payment or distribution of assets of Debtor, whether in cash, property or securities, which is prohibited by any of the Loan Documents, shall be received by a Secured Party in contravention of such Loan Document, such payment or distribution shall be held in trust for the benefit of and shall be paid over to or delivered to the other Secured Parties for application in accordance with the terms hereof.

(ii)              All payments of principal, interest, fees and expenses after the issuance of the Secured Notes, and proceeds of the Collateral shall be apportioned ratably between the Secured Parties, in accordance with each Secured Party’s Pro Rata Share.

(c)           Permitted Liens and Relative Priorities. As between the Secured Parties, and notwithstanding the terms (including the description of Collateral), dating, execution, or delivery of any Loan Document; the time, order, method, or manner of granting, attachment or perfection of any Lien; the time of filing or recording of any financing statements, assignments, deeds of trust, mortgages, or any other documents, instruments, or agreements under the UCC or any other applicable law, and any provision of the UCC or any other applicable law to the contrary, the Secured Parties agree that Swenson (the “Secured Agent”), not individually but on behalf of all of the Secured Parties, shall have a Lien upon the Collateral.

For purposes of the foregoing allocation of priorities, any claim of a right to a setoff shall be treated in all respects as a security interest and no claimed right of setoff shall be asserted to defeat or diminish the rights or priorities provided for herein.

(d)           No Alteration of Priority. The Lien priorities provided in Section 7(c) hereof shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of any of the Secured Obligations nor by any action or inaction which any Secured Parties may take or fail to take in respect of the Collateral. Each Secured Party consents to Debtor’s granting to each other Secured Party of the Liens reflected in Section 7(c) hereof.

(e)            Nonavoidability and Perfection. The provisions of this Section 7 are intended solely to govern the respective priorities as between the Secured Parties. Each Secured Party agrees that it will not directly or indirectly take any action to contest or challenge the validity, legality, perfection, priority, availability, or enforceability of the liens of the other Secured Party upon the Collateral or seek to have the same avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise. In the event that any Secured Party breaches or causes to be breached the terms of the preceding sentence, resulting (directly or indirectly) in the avoidance or imperfection of the Secured Agent’s Lien held on behalf of all of the Secured Parties in some or all of the Collateral, then the priority of the Lien of the Secured Parties in any such affected Collateral shall continue to be governed by the terms of Section 7(c) hereof irrespective of the avoidance or imperfection of the Secured Agent’s Lien held on behalf of all of the Secured Parties.

(f)            Management of Collateral. Notwithstanding anything to the contrary contained in any of the Secured Notes (with respect to provisions addressing management of Collateral only):

(i)               Until the Secured Obligations have been paid in full and subject to the remaining provisions of this Section 7: (i) the Secured Agent, on behalf of the Secured Parties, shall have the exclusive right to manage, perform, and enforce the terms of the Loan Documents with respect to the Collateral and to exercise and enforce all privileges and rights thereunder in its reasonable discretion and its exercise of its business judgment, including, without limitation, the exclusive right to enforce or settle insurance claims with respect to Collateral, take or retake control or possession of Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate Collateral; (ii) the other Secured Parties shall not exercise or take any action in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation: (A) the exercise of any remedies or rights of a “Secured Creditor” under Article 9 of the UCC, such as, without limitation, the notification of account debtors; (B) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral; (C) the exercise of any remedies available to a judgment creditor; or (D) any other remedy available in respect of the Collateral available to the other Secured Parties under any of the Loan Documents (the “Secured Parties Remedies”) with respect to Collateral; and (iii) any and all proceeds of Collateral which shall come into the possession, control, or custody of any Secured Party will be deemed to have been received for the account of all of the Secured Parties, and, if not received by the Secured Agent, shall be immediately paid over to the Secured Agent for application in accordance with the provisions hereof. The other Secured Parties waive any and all rights to affect the method or challenge the appropriateness of any action by the Secured Agent with respect to the Collateral other than actions arising out of the willful misconduct of the Secured Agent, and waive any claims or defenses it may have against the Secured Agent, including any such claims or defenses based on any actions or omissions of any such person in connection with the perfection, maintenance, enforcement, foreclosure, sale, liquidation or release of any Lien therein, or any modification or waiver of the Loan Documents specifically relating to the management of the Collateral other than those arising out of the willful misconduct of the Secured Agent.

(ii)              The rights and priorities set forth in this Section 7 shall remain binding irrespective of the terms of any plan of reorganization in any proceeding commenced by or against Debtor under any provision of the United States Bankruptcy Code (11 U.S.C. § 101, etseq.), as amended, and any successor statute (the “Bankruptcy Code”) or under any other federal or state bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and all converted or succeeding cases in respect thereof (the “Bankruptcy Case”) or other provisions of the Bankruptcy Code or any similar federal or state statute.

(g)            Sale of Collateral. Until the Secured Obligations have been paid in full: (a) only the Secured Agent on behalf of the Secured Parties shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of the Collateral; and (b) each other Secured Party will, immediately upon the request of the Secured Agent, release or otherwise terminate its Lien upon the Collateral, to the extent such Collateral is sold or otherwise disposed of by Debtor with the consent of the Secured Agent, and the other Secured Parties will immediately deliver such release documents as the Secured Agent may require in connection therewith, provided, that the proceeds of any given sale shall be applied to the Secured Obligations of each Secured Party in accordance with its Pro Rata Share. Debtor may rely on any consent granted by the Secured Agent as constituting the consent of all Secured Parties.

(h)            Sections 9-611 and 9-620 Notice and Waiver of Marshalling. Each Secured Party hereby acknowledges that this Security Agreement shall constitute notice of the other Secured Parties’ respective interests in the Collateral as provided by Sections 9-611 and 9-620 (provided that if the Secured Agent seeks to exercise any rights under Section 9-620, it shall provide the other Secured Parties with the notices required thereunder) of the UCC and each of the Secured Parties waives any right to compel the other Secured Parties to marshal any of the Collateral or to seek payment from any particular assets of Debtor or from any third party.

(i)             Bankruptcy Issues.

(i)            Except as provided in this Section 7(i), this Section 7 shall continue in full force and effect after the commencement of a Bankruptcy Case and shall apply with full force and effect with respect to all Collateral acquired by Debtor, and to each Secured Party’s Secured Obligations incurred by Debtor, subsequent to such commencement.

(ii)           If Debtor shall become subject to a Bankruptcy Case, the Secured Agent may permit the use of cash collateral or to provide post-petition financing to Debtor. No objection will be raised by the other Secured Parties to the Secured Agent’s motion for relief from the automatic stay in any proceeding under the Bankruptcy Code to foreclose on and sell the Collateral.

(iii)	In any Bankruptcy Case by or against Debtor:

(A)	The Secured Agent may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the Secured Parties or otherwise), but shall have no obligation, to, (1) demand, sue for, collect and receive every payment or distribution in respect of the Secured Obligations and give acquittance therefor and (2) file claims and proofs of claim in respect of all of the Secured Obligations and take such other action (including, without limitation, voting all of the Secured Notes or enforcing any Lien securing payment of all of the Secured Obligations) as the Secured Agent may reasonably deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties; and

(B)	The other Secured Parties will duly and promptly take such action as the Secured Agent may reasonably request (1) to collect the Secured Obligations and to file appropriate claims or proofs of claim with respect thereto, (2) to execute and deliver to the Secured Agent such powers of attorney, assignments or other instruments as the Secured Agent may reasonably request in order to enable it to enforce any and all claims with respect to, and any Liens securing payment of, the Secured Obligations, and (3) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Secured Obligations for application to the Secured Parties in accordance with this Security Agreement.

(j)             Notice of Default and Certain Events. Debtor and each Secured Party shall send written notice to the other Secured Parties upon the occurrence of any default or event of default under a Loan Document.

(k)            Bailment. With respect to any Collateral in which a security interest may be perfected under the UCC or other relevant law only by possession (“Possessory Collateral”), the Secured Agent will act as pledgeholder for the Secured Parties until the payment in full in cash of the Secured Obligations. The other Secured Parties acknowledge and agree that: (i) the Secured Agent makes no representation or warranty whatsoever as to the nature, extent, description, validity or priority of any Possessory Collateral or the Liens upon any Possessory Collateral; (ii) while any Possessory Collateral is held by the Secured Agent, the Secured Agent shall not have any liability to, and shall be held harmless by, the parties, for any losses, damages, claim, or liability of any kind to the extent arising out of the holding of such Possessory Collateral, other than losses, damages, claims, or liabilities arising out of the Secured Agent’s gross negligence, recklessness, or willful misconduct; (iii) the Secured Agent need not act as a pledgeholder for the other Secured Parties with respect to any Collateral in which a security interest may be perfected by means other than possession; (iv) the other Secured Parties shall immediately deliver to the Secured Agent any Possessory Collateral that is now or in the future comes into their possession to be held by the Secured Agent pursuant to the terms hereof; and (v) the priority of the Secured Parties’ Liens upon the Possessory Collateral shall be governed by the terms of this Security Agreement.

(1)           Authority of Agents/Trustees. Each of the Secured Parties agrees that any assignment or transfer of an interest in any of the Secured Obligations held by it shall be made expressly subject to the terms and conditions of this Security Agreement.

(m)           Successor Secured Agent. In the event the original Secured Agent hereunder is no longer able or qualified to serve as the Secured Agent hereunder, the Secured Parties may, by vote of a majority of their respective Pro Rata Shares, designate a successor who shall serve as the Secured Agent hereunder, with all rights, duties, indemnities and obligations of the original or any previous successor Secured Agent hereunder. Swenson as Secured Agent hereunder shall cease to be the Secured Agent hereunder if at any time Swenson’s Pro Rata Share (including the Pro Rata Share of any entities directly or indirectly controlled by Swenson) is less than twenty-five percent (25%), unless Swenson is thereafter confirmed or elected as Secured Agent by the Secured Parties, by vote of a majority of their respective Pro Rata Shares.

(n)           Subordination. Each Secured Party shall subordinate its rights under this Agreement to any lender issuing any “Superior Debt” as required by Section 5.1 of the Note Purchase Agreement

8.            Miscellaneous.

(a)            Notices. Any notice required or permitted by this Security Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when delivered by confirmed facsimile transmission if received during normal business hours of the recipient on a business day, or if not, then on the next business day; or (iii) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the Debtor and the Secured Parties at the addresses set forth on Schedule 1 attached hereto or at such other address as the Debtor or such Secured Parties may designate by ten (10) days’ advance written notice to the other parties hereto.

(b)           Construction. “Secured Parties” and “Debtor,” as used in this instrument, include the administrators, successors, representatives, receivers, trustees and assigns of such party.

(c)           Headings. The headings appearing in this instrument have been inserted for convenience of reference only and shall be given no substantive meaning or significance whatever in construing the terms and provisions of this instrument.

(d)           Governing Law. The law governing this secured transaction shall be that of the State of Minnesota in force at the date of this instrument

(e)            Further Assurances. All property acquired by Debtor after the date hereof shall, immediately upon the acquisition thereof and without further mortgage, conveyance or assignment, become subject to the lien of this Security Agreement as fully as though now owned by Debtor and specifically described herein. Nevertheless, Debtor will do all such further acts and execute, acknowledge and deliver all such further conveyances, mortgages, financing statements and assurances as the Secured Parties shall reasonably require for accomplishing the purposes of this Security Agreement.

(f)            Rights Cumulative; No Waiver. The rights and remedies of the Secured Parties hereunder are cumulative, and the exercise (or waiver) of any one or more of the remedies provided for herein shall not be construed as a waiver of any of the other rights and remedies of the Secured Parties. No delay on the part of the Secured Parties in the exercise of any power or right under this Security Agreement or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

(g)            Successors and Assigns. The rights and obligations of the Secured Parties and the Debtor hereunder may not be transferred or assigned by any party without the prior written consent of the Secured Parties and Debtor, except the Secured Parties may transfer or assign their rights and obligations under this Security Agreement to any assignee without such consent, and in such case the assignee shall be entitled to all of the rights, privileges and remedies granted in this Security Agreement to such Secured Parties, provided that the transfer is in connection with a concurrent assignment or transfer of the applicable Secured Note to such assignee and is permitted under or made in accordance with Section 8.4 of the Note Purchase Agreement; and in such event the Debtor will not assert any claims or defenses, other than a defense that it has performed its obligations under the Loan Documents, it may have against the Secured Parties against the assignee, except those granted in this Security Agreement. Any assignee of Debtor or a Secured Party shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. All of the stipulations, promises and agreements in this Security Agreement made by Debtor shall bind the successors and assigns of Debtor, whether so expressed or not, and inure to the benefit of the successors and permitted assigns of Debtor and the Secured Parties.

(h)           Severability. If one or more provisions of this Security Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision(s) in good faith, in order to maintain or achieve the economic position enjoyed by each party as close as possible to that under the provision(s) rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision(s), then (i) such provision(s) shall be excluded from this Security Agreement, (ii) the balance of this Security Agreement shall be interpreted as if such provision(s) were so excluded and (iii) the balance of this Security Agreement shall be enforceable in accordance with its terms.

(i)             Amendment and Waiver. Any term of this Security Agreement may be amended or waived only with the written consent of the Debtor and the Secured Parties; any waiver by the Secured Agent shall be deemed a waiver by all Secured Parties. Any amendment or waiver effected in accordance with this Section 8(i) shall be binding upon the Debtor, the Secured Parties, and each transferee of the Secured Notes. Any waiver by the Debtor or the Secured Parties of a breach of any provision of this Security Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Security Agreement. The failure of the Debtor or the Secured Parties, to insist upon strict adherence to any term of this Security Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Security Agreement.

(j)             Entire Agreement. The Loan Documents constitute the full understanding between the parties hereto with respect to the subject matter hereof, and no statements, written or oral, made prior to or at the signing hereof shall vary or modify the terms hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Security Agreement on and as of the Effective Date.

DEBTOR:

PDG, P.A,

By:
Name:
Title:

SECURED PARTIES:

Nick Swenson, as agent for all investors

Nick Swenson, agent

SCHEDULE 1

ADDRESSES FOR PARTIES

PDG, P.A.

____________

Minneapolis, MN ______

Facsimile: _______________

Attention: CEO

with a copy to:

Todd I. Freeman, Esq.

Larkin Hoffman Daly & Lindgren Ltd.

Mailing Address:

7900 Xerxes Avenue South

Suite 1500

Minneapolis, MN 55431

Facsimile: (952) 896-3333

Nick Swenson

Facsimile: __________

with a copy to:

Frank Vargas, Esq.
Renaissance Law Group, P.A.
Mailing Address:

3500 Vicksburg Lane N
#235

Plymouth, MN 55447
Facsimile: